Exhibit 99.1

Apollo Group, Inc. News Release

APOLLO GROUP APPOINTS FRED NEWTON
SENIOR VICE PRESIDENT, HUMAN RESOURCES
Phoenix, Arizona, March 27, 2009 — Apollo Group, Inc. (Nasdaq: APOL) announced that Frederick J. Newton has joined the Company as Senior Vice President of Human Resources. Mr. Newton will report to the Company’s Chief Executive Officer, Chas Edelstein.
Mr. Newton brings to Apollo Group over 20 years of human resources experience from a variety of industries including retail, energy and consumer products. Most recently, Mr. Newton held the position of Chief People Officer at SSC Schottenstein Stores Corporation (“SSC”), a privately held holding company consisting of numerous legal brands including DSW, Inc., American Eagle Outfitters, American Signature Furniture, Filene’s Basement, Judith Leiber and Steuben Glass. In his role, Mr. Newton supported the Chairman and Chief Executive Officer on all human resources issues across the entire portfolio of businesses. Mr. Newton also spent time in senior human resources positions at Cinergy Corp, LG&E Energy Corporation, Venator Corp. (parent company of Footlocker and Champs Sports, among others) and Unilever/Lever Brothers Co. Mr. Newton began his corporate career at Pepsico/Frito-Lay, Inc. Prior to this, he spent seven years as an officer and aviator in the United States Navy.
“We are very excited to welcome an officer with such extensive human resources knowledge and experience to lead our human resources department,” said Chas Edelstein. “As we continue to grow domestically as well as diversify our business outside the United States, the depth of Fred’s experience will serve our employees well.”
Mr. Newton has a Bachelor of Science in Business Administration from the University of Rhode Island and a MBA in Labor Relations from San Diego State University.
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its subsidiaries, University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. The Company’s distinctive educational programs and services are provided at the high school, undergraduate, graduate and doctoral levels in 40 states and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico; Chile; and the Netherlands, as well as online throughout the world (data as of November 30, 2008).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Investor Relations Contact:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Media Contact:
Wendy Paul ~ (866) 222-8910 ~ wendy.paul@phoenix.edu